                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
Champion Healthcare Corporation

    We have audited the accompanying consolidated balance sheet of Champion Healthcare Corporation as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial
statements   are   the   responsibility  of   the   Company's management.  Our
responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Champion Healthcare Corporation as of December 31, 1994 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Houston, Texas
February 27, 1996

                        CHAMPION HEALTHCARE CORPORATION
                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                              DECEMBER 31,
                                                           --------------------
                                                             1994         1995
                                                           -------       ------
                                                        (DOLLARS IN THOUSANDS,
                                                          EXCEPT  SHARE DATA)
Current assets:
  Cash and cash equivalents............................  $   48,424  $   7,583
  Restricted cash......................................       5,000       --
  Accounts receivable, less allowance
   for doubtful accounts of $4,959 and $10,118 in 1994
   and 1995, respectively..............................      17,115     33,262
  Supplies inventory...................................       1,942      3,470
  Prepaid expenses and other current assets............       4,899      6,264
                                                            ---------  -------
  Total current assets.................................      77,380     50,579
Property and equipment:
  Land.................................................       4,510      6,418
  Buildings and improvements...........................      48,888    115,688
  Equipment............................................      25,016     42,343
  Construction in progress.............................       8,839      4,666
                                                            ---------  -------
    Total property and equipment.......................      87,253    169,115
  Less allowances for depreciation and amortization....       5,340     10,733
                                                            ---------   ------
    Total property and equipment, net..................      81,913    158,382
Investment in Dakota Heartland Health System...........      40,088     48,145
Goodwill, net of accumulated amortization of $37 and
 $1,051 in 1994 and 1995, respectively.................       5,947     20,933
Intangible assets, net of accumulated amortization of
 $1,647 and $2,052 in 1994 and 1995, respectively......       5,718      7,438
Other assets...........................................       5,507      5,783
                                                            ---------- -------
    Total assets.......................................  $  216,553  $ 291,260
                                                            ---------- -------
                                                            ---------- -------














                       CHAMPION HEALTHCARE CORPORATION
                          CONSOLIDATED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                                              DECEMBER 31,
                                                         ---------------------
                                                             1994       1995
                                                         ---------   ---------
                                                        (DOLLARS IN THOUSANDS,
                                                           EXCEPT SHARE DATA)
Current liabilities:
  Current portion of long-term debt....................  $    4,221  $   1,166
  Current portion of capital lease obligations.........         560      1,301
  Accounts payable.....................................      10,637     13,952
  Due to third parties.................................       2,241      8,829
  Accrued and other liabilities........................       8,446     15,490
                                                           ----------   ------
    Total current liabilities..........................      26,105     40,738
Long-term debt.........................................     102,626    159,670
Capital lease obligations..............................       2,658      2,777
Other long-term liabilities............................      11,037     10,177
Commitments and contingencies (Notes 3 and 13)
Redeemable preferred stock.............................      76,294     46,029
Common stock, $.01 par value:
 Authorized - 25,000,000 shares, 4,223,975 and 11,868,230
 shares issued and outstanding in 1994 and 1995,
 respectively..........................................          42        119
Common stock subscribed, 100,000 and 80,000 shares
 in 1994 and 1995, respectively........................          50         40
Common stock subscription receivable...................         (50)      (40)
Paid in capital........................................      15,998     47,643
Accumulated deficit....................................     (18,207)  (15,893)
                                                           --------- ---------
    Total liabilities and stockholders' equity.........  $  216,553  $ 291,260
                                                          ----------  --------
                                                          ----------  ------


                See notes to consolidated financial statements.

                         CHAMPION HEALTHCARE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                  YEAR ENDED DECEMBER 31,
                                        ------------------------------------
                                            1993         1994        1995
                                         ---------      --------   --------
                                           (DOLLARS IN THOUSANDS,
                                           EXCEPT PER SHARE DATA>
Net patient service revenue... .........  $ 86,728  $    99,613 $    163,500
Other revenue...........................     3,104        4,580        4,020
                                        -----------  -----------  -----------
    Net revenue.........................    89,832      104,193      167,520
Expenses:
  Salaries and benefits.................    36,698       41,042       72,188
  Supplies..............................    11,641       12,744       21,113
  Other operating expenses..............    24,033       29,767       44,594
  Provision for bad debts...............     5,669        7,812       12,016
  Interest..............................     2,725        6,375       13,618
  Depreciation and amortization.........     3,524        4,010        9,290
  Equity in earnings of Dakota Heartland
      Health System...................          --           --       (8,881)
  Asset write-down.....................     15,456           --           --
                                         -----------  -----------  -----------
    Total expenses......................    99,746      101,750      163,938
                                         -----------  -----------  -----------
  Income (loss) before income taxes and
      extraordinary items..............     (9,914)       2,443        3,582
Provision for income taxes.............      1,009          200          150
                                         -----------  -----------  -----------
  Income (loss) before extraordinary items (10,923)       2,243        3,432
Extraordinary items:
  Loss on early extinguishment of debt,
     net of tax benefit of $634 for 1993    (1,230)          --       (1,118)
                                         -----------  -----------  -----------
  Net income (loss)..................  $   (12,153)  $    2,243   $    2,314
                                         -----------  -----------  -----------
                                         -----------  -----------  -----------
  Loss applicable to common stock....  $   (13,805) $    (2,467) $    (9,017)
                                         -----------  -----------  -----------
                                         -----------  -----------  -----------
Loss per common share:
  Loss before extraordinary items..... $    (11.21) $     (1.69) $     (1.86)
  Extraordinary items.................       (1.10)     --             (0.26)
                                         -----------  -----------  -----------
    Loss per common share............. $    (12.31) $     (1.69) $     (2.12)
                                         -----------  -----------  -----------
                                         -----------  -----------  -----------

                See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                               COMMON STOCK   COMMON STOCK    ADDI-
                             ---------------   -------------   TIONAL   ACCUM-
                                               SUBS-  RECEI-  PAID-IN   ULATED
                              SHARES    AMOUNT CRIBED  VABLE  CAPITAL  DEFICIT
                             ---------- ------ ----- -------  ------- --------
BALANCES AT JANUARY 1, 1993.. 1,100,000 $   11 $  50 $  (50)         $ (2,363)
Preferred stock dividends
 accrued, including accretion
 of issuance costs...........                                          (1,652)
Exercise of bridge loan
 warrants....................    26,250
Net loss...................                                           (12,153)
                           ----------  -----  ----  ------  ------     -------
BALANCES AT DECEMBER 31 ,1993 1,126,250     11    50    (50)          (16,168)
Exercise of bridge loan
 warrants....................    83,044      1
Shares issued in AmeriHealth
 acquisition................. 3,014,681     30               $  16,426
Preferred stock dividends accrued,
 including accretion of issuance
 costs......................                                      (428)(4,282)
Net income..................                                            2,243
                             ----------- -----  ----  -----   --------- -----
BALANCES AT DECEMBER 31, 1994 4,223,975     42    50    (50)    15,998(18,207)
Preferred stock dividends accrued,
 including accretion of issuance
 costs......................                                    (5,982)
Dividends declared pursuant to the
 Recapitalization...........                                    (5,349)
Issuance of warrants........                                       668
Exercise of options/stock
 subscriptions..............     38,411      1   (10)     10       108
Shares issued pursuant to the
 Recapitalization, net of issuance
 costs.....................   7,605,844     76                   42,200
Net income................                                              2,314
                           ------------ -----  ----  ----    ---------  ------
BALANCES AT DECEMBER 31,1995 11,868,230  $119  $  40  $ (40) $ 47,643$(15,893)
                           ------------ -----  ----  ----    ---------  ------
                           ------------ -----  ----  ----    ---------  ------

           See notes to consolidated financial statements.

                        CHAMPION HEALTHCARE CORPORATION
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                  YEAR ENDED DECEMBER 31,
                                          -----------------------------------
                                              1993         1994        1995
                                          -----------  ----------  ----------
                                                    (DOLLARS IN THOUSANDS)
Operating activities:
Net income (loss)....................... $   (12,153) $    2,243  $    2,314
Adjustments to reconcile net income
 (loss) to net cash provided by
 (used in) operating activities:
  Extraordinary loss, net...............       1,230      --           1,118
  Equity in earnings of Dakota Heartland
   Health System, net of distributions.      --           --          (8,056)
  Depreciation and amortization........        3,524       4,010       9,290
  Deferred income taxes................       (1,171)      1,600      --
  Provision for bad debts..............        5,669       7,812      12,016
  Asset write-down....................        15,456      --          --
  Changes in operating assets and liabilities,
   excluding acquisitions:
    Accounts receivable................       (6,842)     (9,088)    (14,864)
    Supplies inventory.................         (446)       (264)        144
    Prepaid expenses and other current assets   (169)     (4,154)      2,103
    Other assets.......................       (1,654)       (908)     (3,210)
    Accounts payable, income taxes payable
      and other accrued liabilities.....        1,935      (1,968)     12,037
                                           -----------  ----------  ----------
      Net cash provided by (used in)
        operating activities...........        5,379        (717)     12,892
                                            -----------  ----------  ----------
Investing activities:
  Purchase of facilities...............       (5,813)     --         (59,810)
  Net payment for investment in partnership  --          (20,000)     (2,000)
  Cash acquired in acquisitions........      --            4,341         361
  Additions to property and equipment..       (4,726)    (12,561)    (42,822)
  Proceeds from sales of property and
     equipment...........................    --           --           1,704
  Investment in note receivable..........    --             (757)     (2,524)
                                          -----------  ----------  ----------
      Net cash used in investing activities  (10,539)    (28,977)   (105,091)
                                           ----------  ----------  ----------
Financing activities:
  Proceeds from issuance of long-term
     obligations.........................      63,091      19,133     143,532
  Payments related to issuance of long-term
    debt obligations and other
    financing costs......................      (2,396)     --          (3,927)






                            CHAMPION HEALTHCARE CORPORATION
                        CONSOLIDATED STATEMENT OF CASH FLOWS

                                                    YEAR ENDED DECEMBER 31,
                                          ------------------------------------
                                               1993        1994       1995
                                          ---------    ---------   -----------
                                                  (DOLLARS IN THOUSANDS)
  Payments on long-term obligations......     (28,516)     (2,300)    (94,715)
  Payments on obligations assumed through
    acquisitions........................      --          (10,911)     --
  Proceeds from issuance of redeemable
    preferred stock and stock warrants...      34,345      11,223         793
  Payments related to preferred and
    common stock issuance................        (882)     --             (38)
  Cash restricted under collateral agreement  --           (5,713)     --
  Cash released under collateral agreement    --           --           5,713
                                           -----------  ----------  ----------
      Net cash provided by financing
          activities........................   65,642      11,432      51,358
                                           -----------  ----------  ----------
      (Decrease) increase in cash and cash
         equivalents.....................      60,482     (18,262)    (40,841)
Cash and cash equivalents at beginning of
         year.............................      6,204      66,686      48,424
                                           -----------  ----------  ----------
Cash and cash equivalents at end of year..$    66,686  $   48,424  $    7,583
                                           -----------  ----------  ----------
                                           -----------  ----------  ----------

                See notes to consolidated financial statements.

                    CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATIONAL BACKGROUND
    Champion Healthcare Corporation (the "Company"), a Delaware corporation,is engaged in the ownership and management of general acute care and specialty hospitals and related healthcare facilities. At December 31, 1995, including hospital partnerships, the Company owns and/or operates seven acute care hospitals, two psychiatric hospitals and a skilled nursing facility.See Note 16 "Subsequent Events" for a discussion of recent acquisition activity.

    Including hospital partnerships, the seven general acute care hospitals owned and/or operated by the Company provide a range of medical and surgical services typically available in general acute care hospitals. These services include inpatient care such as intensive and cardiac care, diagnostic services, radiological services and emergency services. All of the hospitals provide an extensive range of outpatient services, including ambulatory surgery,laboratory and radiology.The Company's two psychiatric hospitals provide child, adolescent and adult comprehensive psychiatric and chemical dependency treatment programs, with inpatient, day hospital, outpatient and other ambulatory care.

    Effective December 31, 1995, the Company and its preferred shareholders entered into the 1995 Recapitalization Agreement to reduce the complexity ofthe Company'scapital structure and eliminate the accrual of future dividends on its outstanding preferred stock and the resulting impact on earnings per share.As a result of the Recapitalization Agreement, common shares outstanding increased from 4,262,386 to 11,868,230 and preferred shares outstanding decreased from 10,452,370 to 2,605,714. The transactions comprising the 1995 Recapitalization Agreement are herein collectively referred to as the "Recapitalization." See
Note  8  "Stockholders'Equity"   for  a  discussion  of   the  terms  of   the
Recapitalization.

NOTE 2.  SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of the Company,
all   wholly-owned   and   majority-owned subsidiaries   and    majority-owned
partnerships.The Company uses the equity method of accounting when it has a 20% to 50% interest in other companies and partnerships. Under the equity method, the Company records its original investment at cost and adjusts its investment for its undistributed share of the earnings or losses of the equity investee. All significant intercompany transactions and accounts have been eliminated in consolidation.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of net revenue and expenses during the period. Actual results could differ from those estimates. The most significant areas which require the use of management's estimates relate to the determination of estimated third-party payor settlements, allowance for uncollectable accounts receivable, income tax valuation allowance and reserves for professional liability risk.

                          CHAMPION HEALTHCARE CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    NET PATIENT SERVICE REVENUE

    The Company's facilities have entered into agreements with third-party payors, including US government programs and managed care health plans, under which the Company is paid based upon established charges, cost of services provided, predetermined rates by diagnosis, fixed per diem rates or discounts from established charges.

    Net patient service revenues are recorded at estimated amounts due from patients and third party payors for health care services provided, including anticipated settlements under reimbursement agreements with third party payors.
Payments    for    services    rendered    to    patients   covered   by  the
Medicare and Medicaid programs are generally less than billed charges. Provisions for contractual adjustments are made to reduce charges to these
patients  to  estimated  receipts  based upon  each  program's  principle   of
payment/reimbursement   (either  prospectively determined  or  retrospectively
determined  costs).  Settlements  for retrospectively  determined  rates   are
estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. In management's opinion, adequate allowance has been provided for possible adjustments that might result
from  final  settlements  under   these  programs.  Allowance  for contractual
adjustments under these programs are deducted from accounts receivable in the accompanying consolidated balance sheet.

    OTHER REVENUE

    Other revenue includes income from non-patient hospital activities such as cafeteria sales and interest income, among others.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents include all highly liquid debt instruments, primarily US government backed securities and certificates of deposit,purchased with an original maturity of three months or less. The Company maintains its cash in bank deposits which, at times, may exceed federally insured limits.

    The Company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," on January 1, 1995. All investments accounted for under SFAS No. 115 are classified as available-for-sale, and the implementation of this statement had no impact on net income.

    ACCOUNTS RECEIVABLE

    Accounts receivable consist primarily of amounts due from the Medicare and Medicaid programs, other government programs, managed care health plans, commercial insurance companies and individual patients. Current earnings are charged with an allowance for doubtful accounts based on experience and other circumstances that may affect the ability of patients to meet their obligation. Accounts deemed uncollectable are charged against that allowance.

    SUPPLIES INVENTORY

    Inventory consists primarily of pharmaceuticals and supplies and is stated at the lower of cost (first-in, first-out) or market.

                          CHAMPION HEALTHCARE CORPORATION
                         NOTES TO CONSOLIDATED STATEMENTS


    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost.Expenditures for new facilities and equipment and those that substantially increase the useful life of existing property and equipment are capitalized. Ordinary maintenance and repairs are charged to expense when incurred. Upon disposition, the assets and related accumulated depreciation are removed from the accounts, and the resulting gain or loss is included in the statement of operations.

    Depreciation is computed using the straight-line method at rates calculated to amortize the cost of assets over their estimated useful lives ranging from 3 to 40 years.

    GOODWILL AND OTHER INTANGIBLE ASSETS

    Goodwill represents costs in excess of net assets acquired and is amortized on a straight-line basis over a period of 20 years.Intangible assets consist of deferred financing costs, non-compete agreements and various other intangible assets.Deferred financing costs are amortized on a straight-line basis over the term of the applicable debt. Costs related to non-compete agreements and other intangibles are amortized on a straight-line basis over two to five years.

    Amortization expense for 1993, 1994 and 1995 was approximately $1,209,000, $1,000,000, and $2,724,000, of which approximately $139,000, $395,000, and
$845,000 relate to deferred financing costs.

    CUMULATIVE CONVERTIBLE REDEEMABLE PREFERRED STOCK

    Through December 31, 1995, the Company reflected accumulated unpaid and undeclared dividend on its cumulative redeemable preferred stock as an increase in the related issue with corresponding charges to additional paid-in capital, to the extent available, and accumulated deficit. Pursuant to the Recapitalization, all accrued preferred dividends at December 31, 1995 (approximately $12,614,000) were paid by the issuance of common stock at an agreed price of $7.00 per share. Additionally, the holders of Series C and D preferred stock have waived all dividends accruing after December 31, 1995. See
Note 8 "Stockholders'  Equity"   for  a  discussion  of   the  terms  of   the
Recapitalization.

    INCOME TAXES

    The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequence on future years oftemporary differences between the tax basis of the assets and liabilities and their financial amounts at year-end.

    LOSS PER SHARE

    Loss per common and common equivalent share amounts are calculated by dividing loss applicable to common stock by the weighted average number of common shares outstanding during each period, as restated for the two-for-one stock split on July 7, 1993, and assuming the exercise, when dilutive, of all stock options and warrants having an exercise price less than the average stock market price of the common stock using the treasury stock method. Common stock equivalents and other potentially dilutive securities have not been considered

                           CHAMPION HEALTHCARE CORPORATION
                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

because their effect was antidilutive in all years. Weighted average shares outstanding used to determine earnings per common and common equivalent share were 1,122,000,1,457,000, and 4,255,000 in 1993, 1994 and 1995, respectively.

    RECLASSIFICATIONS

    Certain reclassifications have been made in prior year financial statements to conform to the 1995 presentation. These reclassifications had no effect on the results of operations previously reported.

    RECENT PRONOUNCEMENTS

    In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121 ("SFAS 121"), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 121, which is effective for fiscal years beginning after December 15, 1995,requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company does not believe that the adoption of this statement will have a material effect on its financial statements.

    In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 ("SFAS 123"), "Accounting for Stock-Based Compensation," which is effective for fiscal years beginning after December 15, 1995. SFAS 123 establishes new financial accounting and reporting standards for stock-based compensation plans. Entities will be allowed to measure compensation expense for stock-based compensation under SFAS 123 or APB Opinion No. 25,"Accounting for Stock Issued to Employees." Entities electing to account for such compensation under APB Opinion No. 25 will be required to make pro forma disclosures of net income and earnings per share as if SFAS 123 had been applied. The Company is presently evaluating which alternative it will adopt under SFAS 123 and has not yet quantified the potential impact on the Company of adopting this new standard.

NOTE 3.  ACQUISITIONS AND OTHER INVESTMENTS

    PHYSICIANS AND SURGEONS HOSPITAL

    The Company acquired Physicians and Surgeons Hospital ("P&S") in Midland, Texas on May 1,1993 for approximately $5,800,000 in cash and the assumption of $1,200,000 in debt. The acquisition was accounted for as a purchase transaction with operations reflectedin the consolidated financial statements beginning May 1,1993. The Company replaced P&S in the fourth quarter of 1995 with the newly constructed 101 bed Westwood Medical Center.Total construction cost for the new facility was approximately $39,017,000.

    PSYCHIATRIC HEALTHCARE CORPORATION

    On October 21, 1994,the Company acquired Psychiatric Healthcare Corporation ("PHC"), a privately held corporation headquartered in Birmingham, Alabama, by the merger of PHC with and into a wholly-owned subsidiary of the Company. PHC owned and operated two freestanding psychiatric hospitals with a combined total of 219 beds located in Springfield, Missouri and Alexandria, Louisiana, and owned a third freestanding psychiatric hospital located in Sherman, Texas, that

                         CHAMPION HEALTHCARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

was closed and held for sale at the date of acquisition.The net purchase price, including contingent consideration of$2,000,000 paid in 1995 and the assumption of long-term debt, was approximately $24,600,000. The Company paid no cash to PHC shareholders. Total consideration paid by the Company consisted of the assumption of approximately $14,880,000 in long-term debt and the issuance of the following securities to PHC shareholders: (i) 264,306 shares of Series D preferred stock, (ii) $7,123,000 of 11% Senior Subordinated Notes with 213,690 detachable warrants to acquire common stock and (iii) options, which were subsequently exercised, to acquire an additional 7,561 shares of Series D Preferred Stock and $202,000 principal amount of 11% Senior Subordinated Notes with 6,060 detachable warrants.The payment of contingent consideration had been subject to the Company's receipt of up to $2,000,000 from a combination of the sale of the Sherman, Texas facility, a recovery from a lawsuit and certain specified Medicaid payments. All conditions for the payment of contingent consideration were substantially met in 1995, including the sale of Sherman Hospital for approximately $1,300,000 in March 1995. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements effective October 1, 1994. The Company has completed its analysis of the assets acquired and liabilities assumed and has allocated approximately $8,800,000 in excess purchase price to goodwill, which is currently being amortized over a 20 year period.
    On December 6, 1994, the Company merged with AmeriHealth, Inc. ("AHH"), a Delaware corporation,with AHH being the surviving corporation resulting from the merger (the "Combined Company"). The merger was accounted for as a recapitalization of the Company with the Company as the acquiror (a reverse acquisition). Concurrent with the merger, the name of the Combined Company was changed to Champion Healthcare Corporation, and the Combined Company adopted the Company's certificate of incorporation provisions.

    Pursuant to the merger, the Combined Company: (a) paid a cash distribution of $0.085 cents per share to all common stockholders of AHH,(b) issued one share of its Combined Company common stock for each 5.70358 shares of the approximately 17.2 million outstanding shares of AHH's Common Stock,(c) issued one share of Combined Company common stock for each of the approximately 1.2 million then outstanding shares of the Company common stock, and (d) issued one share of newly authorized Combined Company preferred stock for each of the then outstanding shares of the Company's preferred stock.The terms of the new voting shares of Combined Company preferred stock are identical to those of the Company's preferred stock outstanding prior to the merger. In addition, the outstanding shares of AHH's $2.125 Increasing Rate Cumulative Convertible Preferred Stock were canceled inexchange for cash equal to the redemption price of such shares plus all unpaid dividends, which totaled approximately $47,000. The net purchase price,including the assumption of approximately $17,700,000 in debt, was approximately $38,876,000. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements effective December 1, 1994.The Company has completed its analysis of the assets acquired and liabilities assumed and has allocated approximately $8,946,000 in excess purchase price to goodwill, which is currently being amortized over a 20 year period.

    PARTNERSHIP WITH DAKOTA HOSPITAL

    On December 21, 1994, a wholly owned subsidiary of the Company that owned Heartland Medical Center,a 142 bed general acute care facility in Fargo, North

                           CHAMPION HEALTHCARE CORPORATION
                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dakota,  entered  into a  partnership   with  Dakota  Hospital  ("Dakota"),  a
not-for-profit corporation that owned a 199bed general acute care hospital also in Fargo, North Dakota. The partnership is operated as Dakota Heartland Health System ("DHHS"). Also on December 21, 1994, the Company entered into an operating agreement with the partnership and Dakota to manage the combined operations of the two hospitals. Under the terms of the partnership agreement, the Company is obligated to advance funds to DHHSto cover any and all operating deficits of DHHS. DHHS began operations on December 31, 1994.

    The Company and Dakota contributed their respective hospitals debt and lien free (except for capitalized lease obligations), including certain working capital components, and the Company contributed an additional $20,000,000 in cash, each in exchange for 50% ownership in the partnership. A $20,000,000 special distribution was made to Dakota after capitalization of the partnership in accordance with the terms of the partnership agreement. The Company will receive 55% of the net income and distributable cash flow ("DCF") of the partnership until such time as it has recovered on a cumulative basis an additional $10,000,000 of DCF in the form of an "excess" distribution. As of December 31,1995, the Company has received $825,000 in cash distributions from DHHS.

    The partnership is administered by a Governing Board comprised of six members appointed by Dakota, three members appointed by the Company and three members appointed by mutual consent of the Dakota members and the Company members. Certain Governing Board actions require the majority approval of each of the Company and Dakota members. Because the partners through the partnership agreement have delegated substantially all management of the partnership to the Company through the operating agreement,the authority of the Governing Board is limited.

    Beginning July 1996,Dakota has the right to require the Company to purchase its partnership interest free of debt or liens for a cash purchase price equal to 5.5 times Dakota's pro rata share of earnings before depreciation, interest, income taxes and amortization, as defined in the partnership agreement, less Dakota's pro-rata share of the partnership's long-term debt. DHHS had earnings before depreciation, interest, income taxes and amortization of approximately $19,000,000 for the year ended December 31, 1995. Beginning January 1998, the purchase price for Dakota's partnership interest shall not be less than $50,000,000. After receipt of written notice of Dakota's intent to sell its partnership interest,the Company would have 12 months to complete the purchase. Should the Company not complete the purchase during this period, Dakota has the right to, among others, (i) terminate the operating agreement and engage an outside party to manage the hospital,(ii) replace the Company's designees to the Governing Board and (iii)enter into a fair market value transaction to sell substantially all of the partnership's assets.

    The Company accounts for its investment in DHHSunder the equity method. The following table summarizes certain financial information of DHHS as of December 31, 1994 and 1995, and for the year ended December 31, 1995 (dollars in thousands). DHHS began operations on December 31, 1994.

                            CHAMPION HEALTHCARE CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                            YEAR ENDED
                                                         DECEMBER 31, 1995
                                                         -----------------
INCOME STATEMENT DATA
  Net revenue..........................................     $   106,011
  Net income...........................................          16,148
  Company's equity in the earnings of DHHS.............           8,881


                                         DECEMBER 31, 1994  DECEMBER 31, 1995
                                         -----------------  -----------------
BALANCE SHEET DATA
  Current assets.......................... $    28,220        $    39,008
  Non-current assets......................      44,298             55,854
  Current liabilities.....................      12,212             19,980
  Non-current liabilities.................         129                 57
  Partners' equity........................      60,177             74,825

    SALT LAKE REGIONAL MEDICAL CENTER

    On April 13,1995, the Company acquired Salt Lake Regional Medical Center ("SLRMC") from Columbia/HCA Healthcare Corporation ("Columbia"). SLRMC is comprised of a 200 bed tertiary care hospital and five clinicsand is located in Salt Lake City, Utah. Total acquisition cost for SLRMC was approximately $61,042,000,which consisted of approximately $56,816,000 in cash and additional consideration due to Columbia of approximately $1,767,000, as well as the assumption of approximately $2,459,000 in capital lease obligations. Cash consideration included approximately $11,783,000 for certain working capital components, resulting in a net purchase price of approximately $49,259,000. The Company funded the asset purchase from available cash and approximately $30,000,000 in borrowings under its then outstanding credit facility. The acquisition was accounted for as a purchase transaction with operations reflected in the consolidated financial statements beginning April 14, 1995.

    JORDAN VALLEY HOSPITAL

    On March 1, 1996, the Company acquired Jordan Valley Hospital ("Jordan") from Columbia. Jordan is a 50 bed acute care hospital located in West Jordan, Utah, a suburb of Salt Lake City. The Company acquired Jordan in exchange for Autauga Medical Center, an 85 bed acute care hospital, and Autauga Health Care Center, a 72 bed skilled nursing facility, both in Prattville, Alabama, plus preliminary cash consideration paid to the seller of approximately $10,750,000,
which   included  approximately  $3,750,000  for  certain net working  capital components, subject to adjustment, and reimbursement of certain capital expenditures made previously by the seller.The transaction did not result in a gain or loss. The Alabama facilities were acquired as part of the Company's acquisition of AmeriHealth, Inc. on December 6, 1994.

                        CHAMPION HEALTHCARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    PRO FORMA FINANCIAL INFORMATION

    The following selected unaudited pro forma financial information for the years ended December 31, 1994 and 1995 assumes that the acquisition of SLRMC occurred on January 1, 1994. The selected unaudited pro forma financial information for the year ended December 31, 1994, assumes that the acquisitions of AHH and PHC,and the formation of the DHHS partnership occurred on January 1, 1994. The pro forma financial information below does not purport to be indicative of the results that actually would have been obtained had the operations been combined during the periods presented,and is not intended to be a projection of future results or trends.

                                                          1994         1995
                                                     -----------  -----------
                                                            (UNAUDITED)
                                                        (DOLLARS IN THOUSANDS,
                                                        EXCEPT PER SHARE DATA)
Net revenue........................................  $   195,915  $   189,540
                                                      -----------  -----------
                                                      -----------  -----------
Equity in earnings of DHHS.........................  $     5,443  $     8,881
                                                      -----------  -----------
                                                      -----------  -----------
Income (loss) before extraordinary item............  $    (3,198) $     3,999
                                                      -----------  -----------
                                                      -----------  -----------
Net income (loss)................................... $    (3,198) $     2,881
                                                      -----------  -----------
                                                      -----------  -----------
Loss applicable to common stock......................$    (8,196) $    (8,450)
                                                      -----------  -----------
                                                      -----------  -----------
Loss per common share before extraordinary item......$     (1.94) $     (1.72)
                                                      -----------  -----------
                                                      -----------  -----------
Loss per common share................................$      (1.94)$     (1.99)
                                                      -----------  -----------
                                                      -----------  -----------
Weighted average number of common shares outstanding..      4,224        4,255
                                                      -----------  -----------
                                                      -----------  -----------

NOTE 4.  ASSET WRITE-DOWN

    In December 1993, the Company ceased providing medical services at Gulf Coast Hospital ("GCH"), one of two Company-owned hospitals located in Baytown, Texas, which it had acquired from HCA Health Services of Texas, Inc. on September 1, 1992. The Company intended to use GCH for limited administrative purposes only until it could arrange a sale. As a result,the Company wrote down the GCH assets by $15,456,000,which reflected the estimated fair value of the facility under limited use less ongoing operating costs and various rental

                      CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

concessions previously granted the tenants. The book value of GCH prior to the write-down was $16,681,000. The remaining net historical cost of $1,225,000 represented the equipment moved to the other Baytown campus. In June 1994, the Company sold the former HCA facility to a physician group for nominal consideration.The Company believes that assets associated with its other campus in Baytown have not been impaired as the result of this change in operations.

NOTE 5.  ACCRUED AND OTHER LIABILITIES

   Accrued and other liabilities consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                            1994       1995
                                                         ---------  ---------
Accrued salaries and wages.............................. $   1,303  $   3,851
Accrued vacation........................................     1,148      2,516
Accrued interest........................................     1,256      3,156
Other...................................................     4,739      5,967
                                                          ---------  ---------
 Total accrued and other liabilities................... $   8,446  $  15,490
                                                          ---------  ---------
                                                          ---------  ---------


NOTE 6.  LONG-TERM DEBT
    Long-term debt consisted of the following at December 31, 1994 and 1995 (dollars in thousands):

                                                      1994         1995
                                                 -----------  -----------
Revolving Loan................................      --       $    47,700
Term Loan......................................  $    18,500      --
11% Senior Subordinated Notes (face amount of
 $99,089, net of a discount of
 $642 at December 31, 1995)....................       62,703       98,447
Health Care REIT, Inc..........................       12,770       11,120
Wilmington Savings Fund Society................        9,766      --
Other notes payable............................        3,108        3,569
                                                   -----------  -----------
  Total debt...................................      106,847      160,836
Less current portion...........................      (4,221)      (1,166)
                                                   -----------  -----------
    Total long-term debt.......................  $   102,626  $   159,670
                                                   -----------  -----------
                                                   -----------  -----------

    On June 12, 1995, the Company issued $35,000,000 face amount (less a discount of approximately $668,000) of Senior Subordinated Notes (the "Notes") maturing on December 31, 2003. The Notes bear interest at an annual effective

                            CHAMPION HEALTHCARE CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

rate of 11.35% (11% stated rate). Interest is payable quarterly,and the stated rate increases from 11% to 11.5% on March 31, 1996.The Notes include detachable warrants for the purchase of 525,000 shares of common stock. The Notes are subject to redemption on or after December 31, 1995, at the Company's option,at prices declining from 112.5% of principal amount at December 31, 1995,to par at December 31, 2002. Additionally, there is a requirement to repurchase all outstanding Notes in the event of a change in control of the Company, at the holder's option, based on a declining redemption premium ranging from 112.5% to 103% of principal. Proceeds from the issuance of Notes were used to paydown approximately $31,500,000 principal amount outstanding under the Revolving Loan with the remainder retained for general corporate purposes. The Notes are uncollateralized obligation and are subordinated in right of payment to certain senior indebtedness of the Company. Approximately $668,000 of the proceeds from the issuance of the Notes were allocated to the warrants.

    On May 31, 1995, the Company refinanced and paid a $50,000,000 term and revolving credit facility("old credit facility") obtained in November 1993 with a $100,000,000 revolving credit facility (the "Revolving Loan") with Banque Paribas, as agent, AmSouth Bank of Alabama, Bank One of Texas, N.A., CoreStates Bank, N.A.,and NationsBank of Texas, N.A. Amounts available under the Revolving Loan are subject to certain limitations, and the total amount available under the Revolving Loan declines to $80,000,000 on the third anniversary date. The Revolving Loan also provides for short-term letters of credit of up to $5,000,000. The Revolving Loan matures no later than March 31, 1999, and bears interest at a lender defined incremental rate plus,at the Company's option, the LIBOR or Prime rate. The incremental rate to be applied is based upon the Company meeting certain operational performance targets, as defined, and ranges from 2.5% to 3.0% with respect to the LIBOR rate option and from 1.0% to 1.5% with respect to the Prime rate option. The interest rates on the Revolving Loan and old credit facility were 8.85% and 9.12%,respectively, at December 31, 1995 and 1994. The Company currently has approximately $649,000 outstanding under letters of credit. Proceeds from the refinancing were used to pay approximately $48,000,000 principal amount outstanding underthe Company's old credit facility and approximately$9,533,000 principal amount of debt held by Wilmington Savings Fund Society ("WSFS").The interest rate on the WSFS Loan was 11.5% and 10.5% at May 31, 1995(the date of payment) and December 31, 1994, respectively. With the exception of certain assets collateralizing debt assumed in the Company's 1994 acquisition of PHC,the Revolving Loan is collateralized by substantially all of the Company's assets.The terms of the Revolving Loan eliminated the requirement under the Company's previous bank credit facility to maintain a cash collateral account with the lender in the amount of $5,000,000. The Company's future acquisitions and divestitures may require, in certain circumstances, consent by lenders under this agreement.

    In connection with the Company's refinancing and payment of its old credit facility, the Company wrote off unamortized deferred financing costs of $1,118,000, which had no tax effect. This amount has been recorded as an extraordinary loss in the accompanying consolidated statement of operations.The Company also prepaid the WSFS Loan with no material financial impact.

    On December 30, 1994, pursuant to commitments obtained from the original purchasers of the 11% Senior Subordinated Notes issued on December 31,1993, the Company issued an additional $19,133,000 of Notes with detachable warrants for the purchase of 573,990 shares of common stock. No value was allocated to the

                        CHAMPION HEALTHCARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

warrants at the time of issuance because the interest rate on the Notes was considered a market rate and the exercise price was greater than the estimated fair value of the common stock. The Notes bear interest at an effective annual rate of 11%. All other terms of the Notes are substantially the same as those discussed above.

    In connection with the Company's acquisition of PHC, the Company issued approximately $7,123,000 principal amount of Notes, and assumed approximately $12,970,000 of mortgage financing on the PHC facilities,$257,000 in capitalized leases, $159,000 in notes payable and a working capital credit facility with a balance of approximately $1,494,000, which was repaid from available cash ofthe Company and PHC.The Notes bear interest at an effective annual rate of 11%. All other terms of the Notes are substantially the same as those discussed above.

    The mortgage notes are payable to Health Care REIT, Inc. and bear interest at an annual rate that increases yearly from 13.44% at December 31, 1995, to 15.4% at November 1, 2001. Thereafter, the mortgage bears interest at an annual rate equal to the seven year US Treasuries rate plus 500 basis points. Approximately $10,125,000 principal balance of the mortgage matures on December 1, 2008, with principal payments on that portion commencing in December 1995, based on 25 year amortization. The remaining balance of the mortgage requires quarterly principal payments of $200,000 through 1997. The Company sold the Sherman, Texas facility for approximately $1,300,000 on March 22, 1995. In connection with the sale, the Company made a required principal payment of $850,000 on the mortgage collateralized by this facility and obtained a release of collateral from the lender. The remaining principal balance is now collateralized by the Company's hospital in Alexandria, Louisiana.

    Other notes payable bear interest at rates ranging from 5.1% to 11.8% and are generally collateralized by the underlying assets to which they relate.

    On November 5, 1993, the Company refinanced its subsidiary term and revolving credit loans obtained in August 1991, with a $50,000,000 credit facility comprised of a $20,000,000 term loan and a$30,000,000 revolving credit facility (collectively, the "old credit facility," as referred to above). In connection with the refinancing, a prepayment premium and unamortized deferred financing costs of $1,230,000, net of an income tax benefit of $634,000, were written off and recorded as an extraordinary loss.

    The Company capitalized approximately $1,462,000 and $294,000 in interest costs associated with the construction of a hospital and other medical related facilities at December 31, 1995 and 1994, respectively. The Company had no capitalized interest for the year ended December 31, 1993.

    The Revolving Loan,Notes and Mortgages referenced above contain restrictive covenants which include,among others, restrictions on additional indebtedness, the payment of dividends and other distributions, the repurchase of common stock and related securities under certain circumstances,and the requirement to maintain certain financial ratios. The Company was in compliance with or has obtained permanent waivers for all loan covenants to which it was subject as of December 31, 1994 and 1995.

                           CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    Maturities of debt as of December 31, 1995, were as follows (dollars in thousands):

1996.............................................................  $   1,166
1997.............................................................      2,514
1998.............................................................        885
1999.............................................................     47,785
2000.............................................................         79
Thereafter.......................................................    108,407
                                                                   ---------
                                                                   $ 160,836
                                                                   ---------
                                                                   ---------

NOTE 7.  REDEEMABLE PREFERRED STOCK
    Redeemable preferred stock consisted of the following at December 31, 1994 and 1995 (See Note 8 "Stockholders' Equity" for a discussion of the effect of the Recapitalization on the outstanding series of preferred stock):

                                                           1994       1995
                                                         ---------  ---------
                                                             (DOLLARS IN
                                                               THOUSANDS)
Series D - Cumulative convertible redeemable preferred
 stock, $.01 par, 2,200,000 shares authorized;
 2,105,258 and 2,156,903 shares issued and outstanding
 at December 31, 1994 and 1995, respectively ($39,787
 and $38,824 liquidation value in 1994 and 1995,
 respectively).........................................  $  38,754  $  37,982
Series C - Cumulative convertible redeemable preferred
 stock, $.01 par, 500,000 shares authorized;
 448,811 shares issued and outstanding at December 31,
 1994 and 1995 ($8,778 and $8,079 liquidation value in
 1994 and 1995, respectively)...........................     8,740      8,047
Series BB - Cumulative convertible redeemable preferred
 stock, $.01 par; 1,577,547 shares issued and outstanding
 at December 31, 1994...................................    21,551     --
Series A-1 - Cumulative convertible redeemable preferred
 stock, $.01 par; 2,769,109 shares issued and outstanding
 at December 31, 1994...................................     3,206     --
Series A - Cumulative convertible redeemable preferred
 stock, $.01 par; 3,500,000 shares issued and outstanding
 at December 31, 1994...................................     4,043     --
                                                         ---------  ---------
                                                         $  76,294  $  46,029
                                                         ---------  ---------
                                                         ---------  ---------

                            CHAMPION HEALTHCARE CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SERIES D

    The Series D cumulative convertible redeemable preferred stock ("Series D") is convertible, at the holder's option, into the common stock at a price of $9.00 per share until redemption date. The conversion price is subject to adjustment upon the sale or issuance of additional common stock,including stock rights, options and convertible securities, for consideration less than the conversion price in effect immediately prior to the sale or issuance in question. Redemption of Series D shares will occur only on the redemption date of June 1, 2000, at the redemption price of $18.00 per share.If all outstanding shares of Series D and Series C can not be redeemed at the same time, then redemption of such shares will be prorated with preference given to Series D,as defined. Series D shares are entitled to liquidation payments of $18.00 per share. If the Company is unable to pay fully the Series D and Series C stockholders, then liquidation of such shares will be prorated with preference given to
Series D,as defined. Series D will participate in any dividends declared on common stock on an as converted basis.At December 31, 1995, the Series D shares were convertible into 4,313,806 shares of common stock.

    The Company issued 51,645 shares of Series D preferred stock to PHC shareholders in 1995 pursuant to the exercise of options and the issuance of contingent consideration due under the terms of the PHC purchase agreement. On October 21, 1994, the Company issued 212,661 shares of Series D preferred stock to PHC shareholders in connection with its acquisition of PHC. On December 30, 1994,the Company issued 623,453 shares of Series D preferred stock pursuant to existing commitments for the original purchasers of Series D.Cash proceeds from the December 30, 1994 issuance were $11,222,000.

SERIES C

    The Series C cumulative convertible redeemable preferred stock ("Series C") is convertible, at the holder's option, into common stock at a price of $9.00 per share until the redemption date.The conversion price is adjustable upon the same terms and conditions as Series D preferred stock. Redemption of Series C shares will occur only on the redemption date of June 1,2000, at the redemption price of $18.00 per share. Series C will participate in any dividends declared on common stock on an as converted basis. If all outstanding shares of Series D and Series C can not be redeemed at the same time, then redemption of such shares will be prorated with preference given to Series D, as defined. Series C shares are entitled to liquidation payments of $18.00 per share. If the Company is unable to pay fully the Series D and Series C stockholders, then liquidation of such shares will be prorated with preference given to Series D, as defined. At December 31, 1995, Series C shares were convertible into 897,622 shares of common stock.

    The Company has the right to convert all or any shares of Series D and C into common stock upon the anticipated completion ofa public offering of common stock for net proceeds of not less than $25,000,000 at a per share offering price of not less than $10.00 per share.

    VOTING RIGHTS FOR SERIES C AND D PREFERRED STOCK. Series C and D preferred stock have voting rights on all matters according tothe number of common shares into which each Series is convertible at the time of any shareholders'vote. The

                        CHAMPION HEALTHCARE CORPORATION
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

issuance of a new class of stock or the increase of shares within an existing class of stock that either ranks on parity with oris superior to a given series of preferred stock as to dividends, redemption and liquidation requires the following approvals by the then outstanding class or classes: (1) 75% of Series C voting together as a class, and (2) 75% of Series D voting as a class. No amendment of voting powers, designations, preferences or rights and no amendments of Articles or Bylaws that materially adversely affect the rights of Series C and D preferred stock shall occur without the following approvals by the then outstanding class or classes: (1)90% of Series C voting together as a class and (2) 90% of the Series D voting as a class. Upon the occurrence of an event of default, the preferred stock shareholders will have the right to enlarge the Board of Directors and elect a controlling number of directors.

    Pursuant to the Recapitalization, all outstanding shares of Series A, A-1, and BB preferred stock, under their existing terms, were converted into common stock at December 31, 1995, along with all accrued dividends as of December 31, 1995.In total, including additional consideration for the actions taken pursuant to the Recapitalization,the holders of Series A, A-1, and BB preferred stock received 5,889,523 shares of common stock. See Note 8 "Stockholders' Equity" for a discussion of the terms of the Recapitalization.

    The Series BB cumulative convertible redeemable preferred stock ("Series BB") was convertible, at the holder's option, into common stock at a price of $5.90per share until redemption date and was mandatorily redeemable on June 30, 2000,at $11.80 per share plus any accrued and unpaid dividends. Dividends had accrued at a rate of 8% of the stated value of $11.80per share and were payable in cash under certain events, including, among others,a change in control or a successful secondary public offering of the Company's common stock.

SERIES A-1

   Series A-1 cumulative convertible redeemable preferred stock ("Series A-1") was convertible, at the holder's option, into common stock at a conversion rate of one share of common stock for each four shares of Series A-1preferred stock. Series A-1 shares were mandatorily redeemable, at the holder's option, at $1.00 per share within 90 days of receipt of written notice of a change of control or a default event (as defined). Dividends on Series A-1 accrued at a rate of $.08 per share per annum. Dividends were payable in common stock and/or cash in the event of a change of control, as defined, subject to the Company's existing agreement with senior secured lenders and the approval of two-thirds of all outstanding Series BB, C and D preferred stock. The Series A-1 preferred stockholders were entitled to liquidation payments of $1.00 per share plus all accrued but unpaid dividends, or ratable payments among all Series A and A-1 preferred stockholders if such amounts were not available for payment by the Company. Liquidation payments were subject to the prior liquidation rights of the Series BB through D preferred stockholders.

SERIES A

    Series A cumulative convertible redeemable preferred stock ("Series A") was convertible, at the holder's option, into common stock at a conversion rate of one share of common stock for each 3.685 shares of Series A Preferred Stock.All other rights and preferences that apply to Series A-1 preferred stock apply to Series A preferred stock.

                        CHAMPION HEALTHCARE CORPORATION
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The changes in redeemable preferred stock for the years ended December 31, 1993, 1994 and 1995 were as follows (dollars in thousands, except share data):

                                        SERIES D               SERIES C
                               --------------------  ----------------------
                                SHARES     AMOUNTS     SHARES     AMOUNT
                               --------- ----------  ---------  -----------
BALANCE, JANUARY 1, 1993........
Exercise of stock warrants......
Issuance of preferred stock -- Series C
 (net of $46 in issue costs)....                         448,811  $   8,033
Issuance of preferred stock -- Series D
 (net of $837 in issue costs)... 1,269,144  $  22,008
Preferred dividends accrued, including
 accretion of issuance costs....                                         56
                                ---------  ---------  ----------  -----------
BALANCE, DECEMBER 31, 1993...... 1,269,144     22,008    448,811      8,089
Issuance of preferred stock -- Series D
 (net of $327 in issue costs)...   836,114     14,723
Preferred dividends accrued,
 including accretion of
 issuance costs.................                2,023                    651
                               ---------  -----------  ---------  -----------
BALANCE, DECEMBER 31, 1994.....  2,105,258     38,754     448,811      8,740
Issuance of preferred stock --
 Series D......                     51,645        930
Preferred dividends accrued, including
 accretion of issuance costs...                 3,222                    653
Dividends declared pursuant to the
 Recapitalization..............                 3,610                    751
Recapitalization...............                (8,534)                (2,097)
                              ----------  ---------  ----------  ------------
BALANCE, DECEMBER 31, 1995.....  2,156,903  $  37,982     448,811  $   8,047
                               ----------  ---------  ----------  -----------
                              ----------  ---------  ----------  ------------
                                   SERIES BB                  SERIES A-1
                              ---------------------  -------------------------
                                SHARES       AMOUNT     SHARES        AMOUNT
                              ----------   --------  -----------  ------------
BALANCE, JANUARY 1, 1993.......  1,287,597   $  15,272  2,769,109   $  2,876
Exercise of stock warrants....     289,950       3,422
Issuance of preferred stock--
  Series C (net of $46 in
  issue costs)................
Issuance of preferred stock--
  Series D (net of $837 in
  issue costs)................




                         CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                       SERIES BB             SERIES A-1
                                ----------------------  --------------------
                                 SHARES       AMOUNT      SHARES     AMOUNT
                                ----------    --------   ----------  --------
Preferred dividends accrued,
  including accretion of
  issuance costs.............                    1,301                   128
                               ----------    --------  -----------  ----------
BALANCE, DECEMBER 31, 1993...    1,577,547      19,995   2,769,109     3,004
Issuance of preferred stock--
  Seried D (net of $327 in
  issue cost)................
Preferred dividends accrued,
  including accretion of
  issuance costs.............                     1,556                  202
                               ----------    --------  ------------  ---------
BALANCE, DECEMBER 31, 1994....   1,557,547       21,551  2,769,109     3,206
Issuance of preferred stock--
  Series D...................
Preferred dividends accrued,
  including accretion of
  issuance costs.............                     1,559                  234
Dividends declared pursuant to
  the Recapitalization.......                       739                  110
Recapitalization.............   (1,557,547)     (23,849)(2,769,109)   (3,550)
                               -----------    -------- ----------    ---------
BALANCE, DECEMBER 31, 1995       --            $ --      --            $ --
                               -----------    -------  ----------    ---------
                               -----------    -------  ----------    ---------



                         CHAMPION HEALTHCARE CORPORATION
                    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                        SERIES A
                                               ------------------------
                                                    SHARES       AMOUNTS
                                               -----------  -----------
BALANCE, JANUARY 1, 1993.....................    3,500,000   $   3,598
Exercise of stock warrants...................
Issuance of preferred stock -- Series C
 (net of $46 in issue costs).................
Issuance of preferred stock -- Series D
 (net of $837 in issue costs)................
Preferred dividends accrued, including
 accretion of issuance costs.................                      167
                                               -----------  -----------
BALANCE, DECEMBER 31, 1993...................    3,500,000       3,765
Issuance of preferred stock -- Series D
 (net of $327 in issue costs)................
Preferred dividends accrued, including
 accretion of issuance costs.................                      278
                                               -----------  -----------
BALANCE, DECEMBER 31, 1994...................    3,500,000       4,043
Issuance of preferred stock -- Series D......
Preferred dividends accrued, including
 accretion of issuance costs.................                      314
Dividends declared pursuant to the
 Recapitalization............................                      139
Recapitalization.............................   (3,500,000)     (4,496)
                                              -----------  -----------
BALANCE, DECEMBER 31, 1995...................    --        $  --
                                              -----------  -----------
                                              -----------  -----------

                        CHAMPION HEALTHCARE CORPORATION
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8.  STOCKHOLDERS' EQUITY

    RECAPITALIZATION

    Effective December   31,  1995,   the  Company,   pursuant  to   the  1995
Recapitalization Agreement, entered into several transactions to reduce the complexity of the Company's capital structure and eliminate the accrual of future dividends on its outstanding preferred stock and the resulting impact on earnings per share. As a part of these transactions (i) all outstanding shares of Series A, A-1, and BB preferred stock, pursuant to their terms, converted into 4,797,161 shares of common stock, (ii) all accrued dividends at December 31, 1995, totaling approximately $12,614,000 on all classes of the Company's outstanding preferred stock were paid by issuing 1,801,900 shares of common stock at an agreed upon price of $7.00 per share, and (iii) the holders of Series C and D preferred stock agreed to waive the future accrual of preferential dividends. As a further part of these transactions, the Company issued an additional 1,006,783shares of common stock to all holders of its then outstanding preferred stock as consideration for actions taken and agreed to reduce the exercise prices of one series of warrants totaling 680,104from $5.90 to $5.25 per share and two series of warrants totaling 2,447,670 from $9.00 to $7.00 per share until May 13, 1996, after which the exercise prices revert to their prior amounts. Warrant holders have the right to tender subordinated debt in lieu of cash, where applicable. Shareholders approved the Recapitalization and an Amended Certificate of Incorporation at a special shareholders meeting held on February 12, 1996. As a result of the Recapitalization, common shares outstanding at December 31, 1995, increased from 4,262,386 to 11,868,230, and preferred shares outstanding decreased from 10,452,370 to 2,605,714.Other than for fractional shares, no cash consideration was paid under the terms of the Recapitalization. On a pro forma basis, assuming the Recapitalization had occurred on January 1, 1995,primary and fully diluted earnings per share would have been $0.27 and $0.19, respectively,for the year ended December 31, 1995.

    Under the terms of the Company's amended Certificate of Incorporation, the Company is authorized to issue 25,000,000 shares of common stock, and 2,700,000 shares of preferred stock, divided into two series as follows: (i) 500,000 shares of Series C, and (ii) 2,200,000 shares of Series D.

    COMMON STOCK

    In connection with the Company's merger with AmeriHealth, Inc. ("AHH") on December 6, 1994, the Company issued one share of $0.01 par value common stock in exchange for each share of Company common stock outstanding prior to the consummation of the merger. The stockholders'equity accounts were retroactively restated to reflect the issuance of $0.01 par value common stock (See Note 3 "Acquisitions and Other Investments"). Additionally, the Company paid a cash distribution of $0.085 per share to all AHH common stockholders.

    Currently, payment of any cash dividends or other distributions or repurchases of any capital stock of the Company are prohibited.

    STOCK OPTION PLANS

    The Company has six nonstatutory stock option plans in which certain officers and/or directors are eligible to participate: Employee Stock Option

                             CHAMPION HEALTHCARE CORPORATION
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plan, dated December 31, 1991("Plan No. 1"), Employee Stock Option Plan No. 2, dated May 27, 1992 ("Plan No. 2"), Employee Stock Option Plan No. 3, dated September 1992 ("Plan No. 3"), Senior Executive Stock Option Plan No. 4, dated January 5, 1994 ("Plan No. 4"), Selected Executive Stock Option Plan No. 5, dated May 25, 1995 ("Plan No. 5"), and Directors' Stock Option Plan, dated 1992 (the "Directors' Plan") (collectively, the "Plans"). Additionally, the Company has options issued and outstanding to certain executive officers and key employees under other authorized plans from which additional options are not actively being issued.
    At the Company's annual stockholders meeting on May 25, 1995, the stockholders approved the adoption of Plan No. 5, which authorized 144,500 shares of common stock for issuance under the Plan.
    As a result of the Company's merger with AmeriHealth, Inc. on December 6, 1994, all AmeriHealth options then outstanding became fully vested. At December 31, 1994, 244,017 options granted to certain former AmeriHealth directors, officers and key employees were outstanding and fully vested.
    The Plans are presently administered by the Option and Compensation Committee(the "Committee") of the Board of Directors, Officers, other key employees and, under limited circumstances, members of the Board of Directors are eligible to participate in Plan No.1. Officers and executive personnel of the Company are eligible to participate in Plans No.2 through 5. The Directors' Plan is available to members of the Board of Directors who are not members of management or elected as representatives of the Company'spreferred stockholders pursuant to a voting agreement.

    With the exception of Plan No.1, options granted under the Plans can not be less than 80%of the fair market value of common stock on the date of the grant. Under Plan No.1, the per share price can not be less than 100% of the fair market value of the common stock on the date of grant.The Plans provide that no stock option shall be exercisable later than 10 years and one day from the date of grant.

    The following table summarizes the activity under these stock option plans and any special grants authorized by the Board of Directors:

                                                   NUMBER OF      OPTION PRICE
                                                     SHARES         PER SHARE
                                                   -----------  --------------
STOCK OPTIONS OUTSTANDING AT JANUARY 1, 1993.....       690,000 $1.00 to $6.25
Granted...........................................       15,000 $5.90 to $9.00
                                                        ---------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1993.....     705,000 $1.00 to $9.00
Granted...........................................      367,566 $9.00
Grants to former AmeriHealth employees............      244,017 $1.07 to $35.65
                                                        ---------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1994......  1,316,583 $1.00 to $35.65
Granted.............................................    159,000 $9.00
Exercised...........................................    (18,411)$5.35
Expired.............................................     (4,943)$3.92 to $35.65
                                                        -----------
STOCK OPTIONS OUTSTANDING AT DECEMBER 31, 1995....... 1,452,229 $1.00 to $25.67
                                                        -----------
                                                        -----------

                      CHAMPION HEALTHCARE CORPORATION
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    At December 31, 1995, options for the purchase of 1,044,852 common shares were exercisable.

    SHARES RESERVED. Shares covered by stock options that expire or otherwise terminate unexercised become available for awards under the respective Plans.At December 31, 1995,the Company had reserved 1,811,147 shares of common stock for awards under its various stock option plans,of which 358,918 were available for new grants.

    WARRANTS

    As of December 31, 1995, the Company had issued and outstanding a total of 2,858,541 warrants to purchase 3,244,412 shares of common stock at exercise prices ranging from $0.01 per share to $9.00 per share. Such warrants expire December 31, 1997 through December 31, 2003. Pursuant to the Recapitalization approved by the shareholders on February 12, 1996, the exercise prices on certain of the warrants were reduced until May 13, 1996, after which the exercise prices revert to their prior amounts (see Recapitalization above).

NOTE 9.  INCOME TAXES
   The provision for income taxes consisted of the following for the years ended December 31, 1993, 1994 and 1995:

                                                 1993       1994       1995
                                              ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS)
Current:
  Federal.  ...................................$   1,310  $  (1,600) $     100
  State........................................      236        200         50
                                               ---------  ---------  ---------
    Total current provision (benefit)..........    1,546     (1,400)       150
                                               ---------  ---------  ---------
Deferred:
  Federal....................................       (537)     1,600     --
  State........................................   --         --         --
                                               ---------  ---------  ---------
    Total deferred expense (benefit)...........     (537)     1,600     --
                                               ---------  ---------  ---------
Provision for income taxes.....................  $   1,009  $     200  $     150
                                               ---------  ---------  ---------
                                               ---------  ---------  ---------

                            CHAMPION HEALTHCARE CORPORATION
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


    The reconciliation ofthe statutory federal income tax rate to the provision for income taxes was as follows:

                                                   1993       1994       1995
                                               ---------  ---------  ---------
                                                      (DOLLARS IN THOUSANDS)
Federal income tax provision (benefit) at
 statutory rate of 34%...........             $  (4,004) $     831  $     838
State income taxes, net of federal benefit...       156        132         33
Changes in valuation allowance...............     4,359       (849)      (580)
Extraordinary item...........................      (634)    --         --
Net operating loss for which no benefit is
 recognizable................................       525     --         --
Other........................................       (27)        86       (141)
                                              ---------  ---------  ---------
Provision for income taxes..................        375        200        150
Amount allocated to extraordinary item......        634     --         --
                                              ---------  ---------  ---------
Total provision for income taxes............  $   1,009  $     200  $     150
                                              ---------  ---------  ---------
                                              ---------  ---------  ---------

    The components of the deferred tax assets and(liabilities) at December 31, 1994 and 1995 were as follows:

                                                   1994        1995
                                                ----------  ----------
                                                (DOLLARS IN THOUSANDS)
Net operating loss carryforward................ $    5,894  $    7,062
Depreciable equipment..........................    (12,532)    (11,680)
Amounts expensed for book purposes not
 currently deductible for tax..................      4,237       2,779
Investments in partnerships....................       (800)       (140)
Tax credits....................................        441         388
Less valuation allowance.......................     (2,046)     (3,281)
                                                 ----------  ----------
  Net deferred tax liability...................     (4,806)     (4,872)
  Less current portion.........................     (1,671)     (2,521)
                                                   ----------  ----------
  Noncurrent portion........................... $   (6,477) $   (7,393)
                                                   ----------  ----------
                                                   ----------  ----------

                        CHAMPION HEALTHCARE CORPORATION
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

    The current deferred tax asset was included in prepaid expenses and other current assets in 1995 and 1994. The noncurrent deferred tax liability in 1994 and 1995 was included in other long-term liabilities.

    At December 31, 1995, the Company had net operating losses and tax credit carryforwards for income tax purposes of approximately$18,587,000 and $388,000, respectively, which will expire in years 1999 through 2009. The tax credit carryforwards consist of several business credits and alternative minimum tax ("AMT") credits of approximately $68,000 and $320,000, respectively.

    For federal income tax purposes, due to certain changes in ownership of AmeriHealth, Inc.,its net operating loss carryforward of $7,727,000 (included
in  the  Company's net  operating  loss  carryforward)   may  be  limited   to
approximately $1,900,000 per year under the Internal Revenue Service Code. If the available amount is not used to reduce taxes in any year,the unused amount increases the allowable limit in subsequent years. These loss carryforwards expire in years 1999 through 2008. AmeriHealth, Inc. also has General Business Credit and AMT Credit carryforwards of approximately $68,000 and $100,000, respectively, which may also be limited because of the change in ownership.

NOTE 10.  SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION


                                                        DECEMBER 31,
                                              -------------------------------
                                                   1993       1994       1995
                                              ---------  ---------  ---------
                                                     (DOLLARS IN THOUSANDS)
Income taxes paid............................ $     478  $     878  $      95
Interest paid................................     2,762      5,582     12,528

NOTE 11.  DEFINED CONTRIBUTION PLAN

   The Company sponsors a defined contribution 401(k) plan for qualified employees of the Company. For those employees of the Company electing to participate, the Company matches certain employee contributions and may make additional discretionary contributions.

   Total expense for employer contributions to the plan for 1993, 1994 and 1995 was $84,000, $258,000 and $319,000, respectively.

NOTE 12.  RELATED PARTY TRANSACTIONS

   Management Prescriptives, Inc. ("MPI"), a company owned by a Director of the Company, has provided specialized consulting services to certain of the Company's hospitals. MPI received approximately $283,000 and $421,000 in fees from the Company for the years ended December 31, 1994 and 1995,respectively.

                           CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 13.  COMMITMENTS AND CONTINGENCIES

    The Company has entered into various operating lease agreements related to buildings and equipment. Future annual minimum lease payments under noncancelable operating leases with initial or remaining terms of one year or more were as follows at December 31, 1995 (dollars in thousands):


1996..............................................................  $   2,649
1997..............................................................      2,266
1998..............................................................      1,842
1999..............................................................      1,544
2000..............................................................      1,230
Thereafter........................................................      2,379
                                                                    ---------
                                                                    $  11,910
                                                                    ---------
                                                                    ---------

    Rent expense for  1993,  1994  and  1995  was  approximately   $2,348,000,
$2,648,000 and $3,530,000, respectively.

    LITIGATION. The Company is from time to time subject to claims and suits arising in the ordinary course of operations. In the opinion of management, the ultimate resolution of such pending legal proceedings will not have a material effect on the Company'sfinancial position, results of operations or liquidity.

    PROFESSIONAL LIABILITY. The Company is self-insured up to $1,000,000 per occurrence for the payment of claims arising from professional liability risks. The Company has accrued liabilities for potential professional liability risks based on estimates for losses limited to $1,000,000 per occurrence and $4,000,000 in the aggregate. The Company is further insured by a commercial insurer for claims in excess of these limits up to an additional $10,000,000 over its self-insured retention. At December 31,1994 and 1995, the Company had accrued approximately $2,681,000 and $3,171,000, respectively, related to such claims. In the opinion of management, any unaccrued damages awarded will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

NOTE 14.  QUARTERLY RESULTS (UNAUDITED)

    The following tables summarize the Company's quarterly financial data for the years ended December 31, 1994 and 1995 (dollars in thousands, except per share data).

                            CHAMPION HEALTHCARE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    FIRST     SECOND         THIRD      FOURTH
1994                               QUARTER   QUARTER        QUARTER     QUARTER
- --------------------------------  -------  ----------      -------     -------
Net revenue. ..................  $24,563   $23,403        $23,331     $32,896
Net income (loss)..............    1,473       757          1,028      (1,015)
Primary income (loss) per common
 share (3)......................     .21     (0.31)         (0.12)      (1.03)
Fully diluted income per common
 share (3).....................      .15     --   (1)       --   (1)  --   (1)



                                     FIRST      SECOND       THIRD     FOURTH
1995(1)                            QUARTER   QUARTER(2)    QUARTER    QUARTER
                                 ---------  -----------  ---------  ---------
Net revenue..................... $  28,727   $  43,319   $  45,789  $  49,685
Income before extraordinary item.      177         829         791      1,635
Net income (loss)................      177        (289)        791      1,635
Primary loss per common share: (3)
  Loss before extraordinary item
  per common share..............     (0.31)      (0.16)      (0.17)     (1.22)
  Loss per common share.........     (0.31)      (0.42)      (0.17)     (1.22)

- -----------------------
(1) Fully diluted earnings per share for the period has not been presented due to the antidilutive effect of such calculation.

(2) The net loss for the second quarter of 1995 included an extraordinary loss of approximately $1,118,000 from the early extinguishment of debt. Additionally, results for the quarter and six months ended June 30, 1995, and the nine months ended September 30, 1995, have been restated from amounts previously reported in Form 10Q and 10Q/A to eliminate the tax benefit associated with the extraordinary loss due to a revision in the Company's estimate of the impact of net operating loss carryforwards.

(3) Earnings per share is computed independently for each quarter presented; therefore,the sum of the per share amounts does not equal the annual per share amount due to quarterly fluctuations in weighted average common and common equivalent shares outstanding.

                        CHAMPION HEALTHCARE CORPORATION
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 15.  CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS

    CREDIT RISK

    The Company's revenues consist primarily of amounts due from the Medicare and Medicaid programs in addition to amounts due from insurance carriers and individuals. The Company determines the adequacy of a patient's third-party payor coverage upon admission. However, it generally does not require any collateral prior to performing services. The Company maintains reserves for contractual allowances and potential credit losses based on past experience and management's current expectations.Medicare and Medicaid gross revenue accounted for approximately 39% and 12% in 1993, 39% and 18% in 1994, and 42% and 19% in 1995, respectively, of the Company's total gross revenue.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying of cash and cash equivalents approximate fair value due to the short term maturities of these instruments. The carrying amounts of the Company's fixed rate long-term borrowings at December 31, 1994 and 1995 approximate their fair value.

    The carrying value of the Company's revolving credit agreement approximates fair value because the interest rate on such agreement is variable and based on current market rates.

NOTE 16.  SUBSEQUENT EVENTS
   On January 31, 1996, the Company entered into a letter of intent to sell the 149 bed Lakeland Regional Hospital in Springfield, MO, to Columbia in exchange for the 100 bed Poplar Springs Hospital in Petersburg, VA. Both facilities are psychiatric hospitals. The Company anticipates receiving additional cash consideration as a result of the sale,net of certain working capital components and the respective facilities' long term debt. This transaction is subject to numerous contingencies,including adequate due diligence and various regulatory approvals; accordingly, the Company is presently unable to conclude whether consummation of this transaction is more likely than not to occur.